Exhibit 4.8

FOURTH SUPPLEMENTAL INDENTURE AND GUARANTEE

This Fourth Supplemental Indenture and Guarantee, dated as of December 20, 2019 (this “Supplemental Indenture” or “Guarantee”), among CB&I (US) Holdings, Limited, a company organized under the laws of England and Wales, and McDermott Technology, LLC, a Delaware limited liability company (collectively, the “New Guarantors”), McDermott Technology (Americas), Inc., a Delaware corporation, and McDermott Technology (US), Inc., a Delaware corporation, as the Issuers, and UMB Bank, N.A., as successor Trustee, paying agent and registrar to Wells Fargo Bank, National Association, under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuers, the Guarantors and the Trustee are parties to an Indenture, dated as of April 18, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 10.625% Senior Notes due 2024 of the Issuers (the “Notes”);

WHEREAS, Section 4.17 and Article X of the Indenture provide that the Issuers will cause any Restricted Subsidiary that guarantees any Indebtedness of an Issuer or any Guarantor under a Credit Facility consisting of debt for borrowed money (including for the avoidance of doubt, the Credit Agreement) to execute and deliver a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations of the Issuers under the Indenture on the same terms and conditions as those set forth in the Indenture;

WHEREAS, pursuant to Section 9.1(4) of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to add additional Guarantors.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

Article I
Definitions

Section 1.1Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Article II
Agreement to be Bound Guarantee

Section 2.1Agreement to be Bound. Each of the New Guarantors hereby becomes a party to the Indenture as Guarantors and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. Each of the New Guarantors agree to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2Guarantee. Each of the New Guarantors hereby fully, unconditionally and irrevocably guarantees, as primary obligors and not merely as a surety, jointly and severally with each other Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations of the Issuers pursuant to the Notes and the Indenture in accordance with Section 10.1(a) of the Indenture.

Article III
Miscellaneous

Section 3.1Notices. All notices and other communications to the New Guarantors shall be given as provided in the Indenture to the New Guarantors, at their addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuers.

CB&I (US) Holdings, Limited

757 North Eldridge Parkway

Houston, Texas 77079

Attention: Treasurer

McDermott Technology, LLC

757 North Eldridge Parkway

Houston, Texas 77079

Attention: Treasurer

Section 3.2Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.4Service of Process. Each of the Issuers and each non-U.S. Guarantor (including, if applicable, the New Guarantors) hereby appoints McDermott Technology (Americas), Inc. as its agent for service of process in any suit, action or proceeding with respect to this Supplemental Indenture, the Indenture, the Notes or the Guarantees and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York.

Section 3.5Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.6Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantors’ Guarantees. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, the New Guarantors and the Guarantors, and the Trustee makes no representation with respect to any such matters.

Section 3.7Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.8Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MCDERMOTT TECHNOLOGIES (AMERICAS), INC.

By:	/s/ Kevin Hargrove
Name:	Kevin Hargrove
Title:	Treasurer

MCDERMOTT TECHNOLOGIES (US), INC.

By:	/s/ Kevin Hargrove
Name:	Kevin Hargrove
Title:	Treasurer

CB&I (US) HOLDINGS, LIMITED, as a Guarantor

By:	/s/ Christopher A. Krummel
Name:	Christopher A. Krummel
Title:	Authorized Person

Witnessed
By:	/s/ Traci Brown
Name:	Traci Brown
Title:	Paralegal

McDermott Technology, LLC, as a Guarantor

By:	/s/ Kevin Hargrove
Name:	Kevin Hargrove
Title:	Treasurer

UMB BANK, N.A., as Trustee

By:	/s/ Gordon Gendler
Name:	Gordon Gendler
Title:	Senior Vice President

[Signature Page - Supplemental Indenture]

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